Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), dated November 6, 2020, pertaining to the Marriott International, Inc. Puerto Rico Retirement Plan and the San Juan Marriott Resort & Stellaris Casino Employee Retirement Plan, sponsored by subsidiaries of Marriott International, Inc. of our reports dated February 27, 2020, with respect to the consolidated financial statements of Marriott International, Inc. and the effectiveness of internal control over financial reporting of Marriott International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia
November 6, 2020